NEWS RELEASE
May 20, 2005

Quincy Energy appoints Chief Geologist and Senior Geological Consultant

Toronto, Ontario – The Board of Directors of Quincy Energy Corp. (TSX-V: QUI; OTCBB: QCYE) is pleased to announce that it has appointed Douglas H. Underhill, Ph.D., M.B.A. as its Chief Geologist and William M. McKnight Jr., M.Sc. as its Senior Geological Consultant.

Dr. Underhill is an economic geologist with nearly 30 years international experience with uranium project development and analysis. He has broad based experience in all phases of commercial uranium programs, as well serving as a uranium specialist at the International Atomic Energy Agency in Vienna. He is a uranium expert widely recognized in the international arena. His specialties include uranium geology and resources, project evaluation - including both conventional and in situ leach, and through supply-demand analysis. He prepared the IAEA contribution to the biennial joint OECD/NEA-IAEA world report "Uranium Resources, Production and Demand" (the "Red Book") from 1993-2000.

Mr. McKnight is a Registered Professional Geologist with over 35 years experience in all facets of uranium extraction operations.  In 1978 he helped found Uranium Resources Inc., and over the next twenty years held various positions with URI including Executive Vice President, Senior Vice President (Operations), Chief Operating Officer and Director.  He directed URI’s operations in South Texas and New Mexico, which included two uranium production leach plants.  From 1968 to 1977 he held various positions with Mobil Oil Corp., including Uranium Operations Manager.  Mr. McKnight holds a B.Sc. in Geology from Centenary College in Shreveport, Louisiana and a M.Sc. in Sedimentary Geology from Florida State University.

Quincy Energy Corp. is a US company which has acquired drill proven uranium resources in existing uranium mining camps in Canada and the United States, including the Crownpoint and Hosta Butte projects, located in McKinley County, New Mexico, the Hansen [Tallahassee Creek] project, located in Fremont County, Colorado, the Aurora project located in Malheur County, Oregon, the Horse Creek project located in Natrona County, Wyoming, the Arizona Pipes project located in Mohave and Coconino Counties, Arizona and the Elliot Lake project located in Buckles Township, Ontario.  Quincy has assembled an experienced team of industry professionals whose mandate is to advance these projects through the permitting stage and into production.  Quincy is well positioned to respond to the global demand for uranium arising from increasing consumption of electrical energy and increasing fossil fuel costs.

To find out more about Quincy Energy Corp. visit our website at www.quincyenergy.com or contact:

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Daniel Farrell, Chairman & CEO	T: (416) 366-7871	E: dfarrell@quincyenergy.com
Art Ettlinger, President & COO	T: (604) 685-1964	E: aettlinger@quincyenergy.com
Murray Black, Corporate Development	T: (416) 366-9192	E: mblack@quincyenergy.com

THIS PRESS RELEASE WAS PREPARED BY QUINCY ENERGY CORP., WHICH ACCEPTS THE RESPONSIBILITY AS TO ITS ACCURACY. THE TSX VENTURE EXCHANGE DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995.  Forward-looking settlements involve known and unknown risks and uncertainties, which may cause Quincy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Quincy’s operations. These and other risks are described in the Company’s Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.